SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

April 15, 2004

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Date of Report

(Date of Earliest Event Reported)

Seven Ventures, Inc.

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(Exact Name of Registrant as Specified in its Charter)

  Nevada

    33-1026-D

87-0425514

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(State or other        (Commission File No.)      (IRS Employer I.D. No.)

 Jurisdiction)

4685 South Highland Drive, Suite 202

Salt Lake City,  UT  84117

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(Address of Principal Executive Offices)

801-278-9424

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(Registrant's Telephone Number)

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(Former Name or Former Address if changed Since Last Report)

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Item 5.

Other Events and Regulation FD Disclosure.

Seven Ventures has entered a definitive agreement with Chex Services, Inc. to merge Chex into a wholly-owned subsidiary of Seven Ventures.  Under the terms of the merger agreement, Equitex, Inc. will exchange 100% of its equity ownership in Chex Services for 7,700,000 shares representing 93% of Seven Ventures outstanding common stock following the transaction, along with warrants to purchase 800,000 shares of Seven Ventures common stock. As a result, Chex Services will become a wholly-owned subsidiary of Seven Ventures, a publicly traded company.  Pending fulfillment of certain conditions, Seven Ventures anticipates closing the merger in mid May.

At closing, the current officers and directors of Seven Ventures will resign following the appointment of Henry Fong, Aaron Grunfeld and Jim Welbourn to the board of directors.

At closing, a bridge loan will be consummated with MBC Global or its affiliates whereby Seven Ventures will receive $400,000 through the issuance of a convertible promissory note.  The promissory note will be convertible into 4,000,000 shares of Seven Ventures common stock in stages under certain criteria, including but not limited to: the execution and delivery of an Advisory Agreement between Seven Ventures and MBC Global; the delivery to Seven Ventures of a list of potential suitable merger or acquisition candidates; and the execution of a significant acquisition with a target entity introduced to the company by MBC Global.  MBC Global is an international merchant bank with principal offices in Chicago, Illinois.

Chex Services, Inc. was organized as a Minnesota corporation in July 1992.  Chex was formed to provide comprehensive cash access services to casinos, and other gaming establishments, while also marketing their products ala carte to other establishments in the casino, entertainment, and hospitality industries.   Chex’s total funds transfer system allows casino patrons to access cash through check cashing, credit/debit card cash advances, automated teller machines and wire transfers.  Chex’s check and credit card advance systems allow it to compile detailed demographic data about patrons that utilize these services.  The collected patron demographic data is then provided to the casino operators and can be used in their marketing efforts.

As of March 31, 2004, Chex had contracts to provide its cash access products and services in forty four (44) locations throughout the United States.  At each of these locations Chex can provide any one or a combination of: check cashing; credit/debit card cash advance systems; and ATM terminals. Chex either staffs the locations with its personnel or provides its products and services to the locations based upon the contract with the location.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2004

Seven Ventures, Inc.

By: /s/ Jeff W. Keith

Jeff W. Keith,  President

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